                                        Exhibit 99.3

SCITOR HOLDINGS, INC.

and SUBSIDIARY

(Includes Scitor Corporation and Subsidiaries)

Consolidated Balance Sheets as of the

Fiscal Year Ended September 30, 2014 and

September 30, 2013, the Related Consolidated

Statements of Comprehensive Income,

Shareholders’ Equity, and Cash Flows

for the Fiscal Years Ended September 30, 2014,

September 30, 2013, and September 30, 2012,

Supplemental Schedules, and

Independent Auditor’s Reports

SCITOR HOLDINGS, INC. and subsidiary

Index

September 30, 2014, September 30, 2013, and September 30, 2012

Page (s)
Consolidated Financial Statements
Independent Auditor’s Report	1
Consolidated Balance Sheets	2
Consolidated Statements of Comprehensive Income	3
Consolidated Statements of Shareholders’ Equity	4
Consolidated Statements of Cash Flows	5-6
Notes to Consolidated Financial Statements	7-25
Consolidating Supplemental Schedules
Independent Auditor’s Report on Accompanying Consolidating Information	27
Condensed Consolidating Balance Sheets	28-29
Condensed Consolidating Statements of Income	30-32
Notes to Condensed Consolidating Schedules	33

SCITOR HOLDINGS, INC. and subsidiary

Independent Auditor’s Report

September 30, 2014, September 30, 2013, and September 30, 2012

Independent Auditor’s Report

To the Board of Directors of Scitor Holdings, Inc.

We have audited the accompanying consolidated financial statements of Scitor Holdings,  Inc. and its subsidiary, which comprise the consolidated balance sheets as of September 30, 2014 and September 30, 2013, and the related consolidated statements of comprehensive income, of shareholders’ equity, and of cash flows for the three years in the period ended September 30, 2014.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those  risk assessments, we consider  internal control  relevant  to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that  are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Scitor Holdings, Inc. and its subsidiary at September 30, 2014 and September 30, 2013, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2014 in conformity with accounting principles generally accepted in the United States of America.

December 12, 2014

SCITOR HOLDINGS, INC. and SUBSIDIARY

Consolidated Balance Sheets

As of September 30, 2014 and September 30, 2013

(In thousands, except par value and share amounts)

	2014	2013
Assets
Current assets:
Cash and cash equivalents	$71,038	$83,059
Restricted cash	53	725
Accounts receivable	76,824	82,226
Deferred income taxes, current portion	1,997	4,224
Prepaid and other current assets	2,387	9,706
Total current assets	152,299	179,940

Equipment and leasehold improvements, net	22,248	23,361
Unamortized debt issuance cost	1,715	2,499
Goodwill	285,330	256,798
Intangible assets, net	126,905	120,664
Deferred income taxes	12,144	19,164
Other long-term assets	1,140	1,160
Total assets	$601,781	$603,586

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,024	$2,280
Accrued salaries and related liabilities	18,773	20,099
Accrued liabilities to subcontractors	28,041	29,520
Accrued interest	35	1,338
Employee retirement benefit obligations	6,212	6,582
Other accrued liabilities	2,345	10,975
Total current liabilities	59,430	70,794

Senior debt	254,479	254,155
Deferred rent expense	6,947	6,607
Other long-term liabilities	10,768	11,522
Total liabilities	331,624	343,078

Commitments

Shareholders’ equity:
Common stock, $0.01 par value; 25,000,000 shares authorized; 22,498,558.14 shares issued and outstanding	225	225
Additional paid-in capital	308,614	305,721
Accumulated deficit	(38,682)	(44,418)
Accumulated other comprehensive loss	—	(1,020)
Total shareholders’ equity	270,157	260,508
Total liabilities and shareholders’ equity	$601,781	$603,586

The accompanying notes are an integral part of these consolidated financial statements.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Consolidated Statements of Comprehensive Income

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

(In thousands)

	2014	2013	2012
Revenues	$598,903	$530,899	$540,596

Costs and expenses:
Direct wages and other direct costs	233,553	206,533	218,013
Subcontractor costs	217,111	183,172	179,181
Administrative and other operating expenses	122,096	116,541	117,456
Total costs and expenses	572,760	506,246	514,650

Operating income	26,143	24,653	25,946

Other income (expense):
Interest expense	(14,590)	(15,008)	(15,953)
Interest income and other, net	233	650	881
Total other income (expense)	(14,357)	(14,358)	(15,072)

Income before income taxes	11,786	10,295	10,874

Income tax expense	6,050	4,100	(63,272)

Net income	5,736	6,195	74,146

Other comprehensive income:
Change in fair value of cash flow hedge, net of income tax of $0.5 million in 2014, $0.3 million in 2013, and $0.2 million in 2012	1,020	511	332
Total other comprehensive income	1,020	511	332

Comprehensive income	$6,756	$6,706	$74,478

The accompanying notes are an integral part of these consolidated financial statements.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Consolidated Statements of Shareholders’ Equity

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

(In thousands)

								Accumulated other comprehensive loss
			Senior preferred stock		Junior preferred stock		Additional paid-in capital
	Common stock								Accumulated deficit
	Shares	Amount	Shares	Amount	Shares	Amount				Total
Balance at September 30, 2011	1,000	$10	200	$2	200	$2	$304,848	$(1,863)	$(124,759)	$178,240

Comprehensive income	—	—	—	—	—	—	—	332	74,146	74,478

Balance at September 30, 2012	1,000	$10	200	$2	200	$2	$304,848	$(1,531)	$(50,613)	$252,718

Exchange of securities	21,499	215	(200)	(2)	(200)	(2)	(211)	—	—	—

Stock-based compensation	—	—	—	—	—	—	1,084	—	—	1,084

Comprehensive income	—	—	—	—	—	—	—	511	6,195	6,706

Balance at September 30, 2013	22,499	$225	—	$—	—	$—	$305,721	$(1,020)	$(44,418)	$260,508

Stock-based compensation	—	—	—	—	—	—	2,893	—	—	2,893

Comprehensive income	—	—	—	—	—	—	—	1,020	5,736	6,756

Balance at September 30, 2014	22,499	$225	—	$—	—	$—	$308,614	$—	$(38,682)	$270,157

The accompanying notes are an integral part of these consolidated financial statements.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Consolidated Statements of Cash Flows

Fiscal years ended September 30, 2014, September 30, 2013 and September 30, 2012

(In thousands)

	2014	2013	2012
Cash flows from operating activities:
Net income	$5,736	$6,195	$74,146
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,571	4,814	4,321
Amortization of intangible assets	19,859	20,002	20,973
Amortization of debt issuance costs	784	784	979
Amortization of debt discount	324	324	405
Deferred income taxes	6,044	4,122	(63,304)
Stock-based compensation	2,893	1,084	—
Changes in operating assets and liabilities:
Accounts receivable	15,816	(23,687)	18,424
Prepaid expenses and other assets	820	2,419	(1,870)
Accounts payable	1,716	(681)	1,374
Accrued salaries and related liabilities	(2,813)	2,385	4,790
Accrued liabilities to subcontractors	(3,222)	8,906	(3,376)
Accrued interest	(1,303)	(174)	(43)
Employee retirement benefit obligations	(418)	3,262	(2,648)
Tenant improvement advance from landlord	(672)	(1,657)	2,382
Increase (decrease) of liability associated with rabbi trust	(7,711)	391	—
Other, net	(1,311)	2,978	3,665
Net cash provided by operating activities	42,113	31,467	60,218

Cash flows from investing activities:
Acquisitions, net of cash acquired	(58,256)	—	—
Sale (purchase) of investments in rabbi trust	7,711	(391)	(1,217)
Purchase of equipment and leasehold improvements	(4,261)	(6,246)	(5,655)
Decrease (increase) in restricted cash	672	1,657	(2,382)
Net cash used in investing activities	(54,134)	(4,980)	(9,254)

Cash flows from financing activities:
Repayments on senior debt	—	—	(17,750)
Repayments on other debt obligations	—	—	(115)
Net cash used in financing activities	—	—	(17,865)

Net change in cash	(12,021)	26,487	33,099
Cash, beginning of year	83,059	56,572	23,473
Cash, end of year	$71,038	$83,059	$56,572

The accompanying notes are an integral part of these consolidated financial statements.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Consolidated Statements of Cash Flows (Continued)

Fiscal years ended September 30, 2014, September 30, 2013 and September 30, 2012

(In thousands)

	2014	2013	2012
Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$14,789	$14,116	$14,613
Income taxes	$3	$30	$3

Supplemental disclosure of non-cash activities:
Fair value of assets acquired through acquisitions	$67,009	$—	$—
Fair value of liabilities assumed through acquisitions	$8,215	$—	$—
Decrease in fair value of the interest rate swap liability	$508	$866	$657
Tax expense recorded in OCI associated with change in swap liability	$192	$313	$204
Tax expense released from OCI associated with expiration of swap liability	$(708)	$—	$—
Leasehold improvements financed by landlords	$45	$49	$7,082

The accompanying notes are an integral part of these consolidated financial statements.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

1.	Business and Significant Accounting Policies

Incorporation and Ownership

Scitor Holdings, Inc., a Delaware corporation and an affiliate of Leonard Green & Partners, L.P., is the parent company of Scitor Corporation and its subsidiaries (“the Company”).  Scitor Corporation has 100% ownership of S-TEK, LLC and Kinsey Technical Services, Inc. (“KTSi”), which was acquired in December 2013. The acquisition is discussed in further detail in Note 10.  Scitor Holdings, Inc. has no operations except for the 100% ownership of Scitor Corporation and its subsidiaries.  References to Scitor Corporation, exclusive of its subsidiaries’ activities, are identified as “Scitor Corp (stand-alone).”

Business

Scitor Corporation and KTSi are C corporations and are headquartered in Reston, Virginia.  The companies provide engineering and management consulting services to the U.S. intelligence community, the Department of Defense, and aerospace and defense companies serving those agencies.

Principles of Consolidation

The consolidated financial statements include the accounts of Scitor Holdings, Inc. and its subsidiary.  All intercompany balances and transactions have been eliminated in consolidation.

Revenue Recognition

The Company’s revenue is derived primarily from long-term contracts.  Revenue on cost-reimbursable contracts is recognized monthly to the extent of direct costs incurred plus a provisional amount for recovery of indirect costs (payroll burden and overhead) plus direct travel, subcontracts, and other costs, if any, plus a negotiated amount of fee.  In the case of cost-reimbursable contracts with fixed fee, a pro rata share of the fee is recognized monthly at 100% of the contractually negotiated fee percentage up to the maximum negotiated fee amount.  In the case of cost-reimbursable contracts with award fee, where the fee earned is dependent on contractor performance, a pro rata share of the fee is recognized monthly on the basis of historic award fee percentages awarded by a specific customer times the full value of the contractually negotiated award fee pool.  Award fees are generally measured over six-month periods.  Revenue on time and materials contracts is recognized monthly based on direct hours incurred times fixed hourly rates, plus direct travel and other costs, if any.  These contract types are accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 605-10, Revenue – Overall (Securities and Exchange Commission Staff Accounting Bulletin No. 104, Revenue Recognition).

Revenue on long-term fixed price contracts is recognized using the percentage of completion method, in accordance with ASC 605-35, Revenue Recognition – Construction-Type and Production-Type Contracts, and utilizes an estimate at completion for revenue recognition.  Under the cost-to-cost method, anticipated losses on firm fixed price contracts are recorded in the period in which they become known.

Billings for indirect costs under cost-reimbursable contracts are based on provisional rates that permit recovery of indirect costs (payroll burden and overhead).  Indirect costs are billed in accordance with the provisional rates and are subject to adjustment by the Defense Contract Audit Agency’s (“DCAA”) audit of allowable indirect costs incurred and negotiation of final rates between the Company and the Administrative Contracting Officer (“ACO”).  Variances between provisional costs billed and the final determination are subject to billing adjustments once the final determination has been made.  Final rates have been negotiated through and including fiscal year 2007.

Concentrations of Credit Risk

The Company provides services to the U.S. government and technology and aerospace companies in the United States and grants credit based on an evaluation of the customer’s financial condition, generally without requiring collateral.  Exposure to losses on receivables is principally dependent on each customer’s financial condition.  The Company continually monitors its exposure to credit losses and, historically, has not experienced significant losses.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

Cash and Cash Equivalents

As of September 30, 2014 and September 30, 2013, the Company had cash balances that exceeded the federal depository limit and all cash balances were held with one U.S. financial institution.  For purposes of the consolidated financial statements, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Equipment and Leasehold Improvements

Equipment and leasehold improvements are recorded at cost.  Depreciation expense for computer equipment and furniture and fixtures is computed using the straight line method over estimated useful lives of four years, and amortization expense for software is computed using the straight line method over estimated useful lives of three years.  Leasehold improvements are amortized over the shorter of the estimated useful lives of the related improvements or the lease term.  Equipment and leasehold improvements may be assessed for impairment when events or changes in circumstances indicate possible impairment.  During the fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012 no events or changes in circumstances have triggered an impairment assessment.

Income Taxes

Income taxes are accounted for using the asset and liability method, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of assets and liabilities, their respective tax bases, and operating loss and tax credit carryforwards.

ASC 740, Income Taxes, requires deferred tax assets to be reduced by a valuation allowance if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  In accordance with the requirement, the Company regularly reviews the recoverability of its deferred tax assets and establishes a valuation allowance if appropriate.

Income tax expense, deferred tax amounts carried on the Company’s consolidated balance sheet, and net operating loss carryforwards are discussed in Note 8.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain asset and liability balances and related disclosures and the reported amounts of revenue and expenses during the reporting period.  Management periodically assesses the estimates used to prepare the consolidated financial statements and updates the estimates as necessary.  Actual results could differ from the estimates made by management.

Financial Instruments

The Company accounts for derivative instruments and hedging activities under ASC 815, Derivatives and Hedging.  Derivatives are recognized at fair value as either assets or liabilities on the consolidated balance sheet, and gains and losses are recognized based on changes in fair value.  Gains and losses associated with derivatives that are deemed to be effective are deferred in accumulated other comprehensive loss on the consolidated balance sheet until realization.  The ineffective portion of derivatives, if any, is recognized in earnings.

The Company entered into an interest rate swap agreement in April 2011 to protect against increases in floating rates of interest.  The agreement expired in April 2014 and is described in further detail in Note 6.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

Fair Value of Financial Instruments

The Company recognizes financial instruments on its consolidated balance sheet at fair value, as prescribed under ASC 820, Fair Value Measurement.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability between market participants in an orderly transaction, and is measured based on an established hierarchy of inputs.  ASC 820 also requires expanded disclosures about the use of fair value measurements.  As discussed in Note 6, the long-term debt agreement currently in place and the interest rate swap agreement that expired in April 2014 are impacted by these fair value provisions.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation – Stock Compensation.  ASC 718 requires an entity to recognize an expense within the entity’s income statement for all share-based payment arrangements, including nonqualified stock options.  The expense is equal to the fair value of the stock options on the grant date, net of estimated forfeitures, recognized over the requisite service period.  The Company uses the Black-Scholes option-pricing model to estimate the fair value of stock options as of the grant date.  The Company’s stock-based compensation plan is accounted for as an equity plan under ASC 718.  Refer to Note 4 for a discussion of the Company’s stock-based compensation plan.

Business Combinations

The Company accounts for business combinations in accordance with ASC 805, Business Combinations.  ASC 805 requires an entity to use the acquisition method of accounting in which the entity allocates the purchase price of an acquisition to the tangible and intangible assets purchased and liabilities assumed based upon their respective fair values at the date of acquisition.  The excess of purchase price over those fair values is recorded as goodwill.  Transaction costs associated with business combinations are expensed as they are incurred.  Refer to Note 10 for a discussion of the Company’s acquisitions.

Goodwill and Intangible Assets

Goodwill represents the excess purchase price over the fair value of assets acquired and liabilities assumed in a business combination.  Goodwill and intangible assets, such as the Company’s trademark, that are determined to have an indefinite useful life, are not amortized, but instead are tested for impairment at least annually.  Goodwill is tested on the basis of two reporting units, as further discussed in Note 11.  Intangible assets with estimable useful lives are amortized over their respective lives and are assessed for impairment when events or changes in circumstances indicate possible impairment.  The Company’s intangible assets are discussed further in Note 11.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, which created ASC 606, Revenue from Contracts with Customers.  The core principle of ASC 606 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The guidance also requires additional disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers.  The guidance is effective for nonpublic entities for fiscal years beginning after December 15, 2017 (the Company’s fiscal year 2019) using either a retrospective approach or a simplified transition approach.  Early adoption is permitted for fiscal years beginning after December 15, 2016.  The Company is currently evaluating the accounting, transition, and disclosure requirements of the standard and its impact on the Company’s consolidated financial statements.

In January 2014, the FASB issued ASU 2014-02, Accounting for Goodwill, which amends ASC 350, Intangibles – Goodwill and Other.  ASU 2014-02 allows nonpublic entities to amortize goodwill over a maximum of ten years, and removes the requirement to test for impairment annually.  Under the new guidance, an impairment test is only required upon the occurrence of a triggering event.  The new guidance is effective prospectively for fiscal years

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

beginning after December 15, 2014 (the Company’s fiscal year 2016).  Early adoption is permitted.  The Company has evaluated the new guidance and elected not to implement this accounting alternative.

In July 2013, the FASB issued ASU 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists, which amends ASC 740, Income Taxes.  ASU 2013-11 requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except under certain circumstances.  The guidance is effective prospectively for nonpublic entities for fiscal years beginning after December 15, 2014 (the Company’s fiscal year 2016).  Early adoption is permitted.  The Company elected early adoption, which did not have any impact on the consolidated financial statements.

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which amends ASC 220, Comprehensive Income.  ASU 2013-02 requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required to be reclassified in its entirety to net income.  For other amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures that provide additional detail about those amounts.  The amendments do not change the current requirements for reporting net income or other comprehensive income in the financial statements.  The guidance is effective prospectively for fiscal years beginning after December 15, 2013 (the Company’s fiscal year 2015), with early adoption permitted.  The implementation of the amendment is not expected to have a material impact on the Company’s consolidated financial statements.

Other recent accounting pronouncements issued by the FASB during fiscal year 2014 and through the report release date did not have, and are not expected to have, a material impact on the Company’s consolidated financial statements.

2.	Accounts Receivable

Of the $76.8 million reflected in accounts receivable on the consolidated balance sheet as of September 30, 2014, approximately $23.5 million had been billed as of that date.  The majority of the remaining unbilled amount of approximately $53.3 million represents revenue recorded in the month of September 2014 and billed to customers in October 2014.  As of September 30, 2013, $35.7 million of the $82.2 million reflected in accounts receivable on the consolidated balance sheet had been billed.  The majority of the remaining unbilled amount of $46.5 million represented revenue recorded in the month of September 2013 and billed to customers in October 2013.

Accounts receivable contain amounts that are billed in accordance with the terms and conditions of the related contracts.  As discussed above, unbilled accounts receivable include revenue recorded in the last month of the fiscal year, plus recoverable costs and accrued profits that had been earned but had not been billed as of the close of the fiscal year.

As of September 30, 2014 and September 30, 2013, all of the Company’s unbilled receivables were due within one year.  For the fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012, approximately 86%, 85%, and 84%, respectively, of the Company’s revenues were related to contracts with U.S. government agencies.  There were immaterial write-offs of uncollectible accounts during fiscal year 2014, and there were no write-offs during fiscal years 2013 and 2012.  Due to immaterial accounts receivable write-offs on a historical basis and the payment record of the Company’s current customer base, the Company has not established an allowance for uncollectible accounts.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

3.	Equipment and Leasehold Improvements

Equipment and leasehold improvements as of September 30, 2014 and September 30, 2013 are shown in the following table (in thousands):

	2014	2013
Computer equipment	$5,166	$4,404
Furniture and fixtures	13,109	11,721
Leasehold improvements	29,687	28,400
Software	1,290	1,182
	49,252	45,707

Accumulated depreciation and amortization	(27,004)	(22,346)
Total	$22,248	$23,361

Included in the September 30, 2014 balance above, is approximately $0.2 million of leasehold improvements that had not been put into service as of September 30, 2014.  The facility improvements are expected to be completed at various dates in fiscal year 2015, at which time the Company will begin recognizing depreciation on the assets.  Included in the September 30, 2013 balance above, is approximately $1.4 million of leasehold improvements that had not been put into service as of September 30, 2013.  The facility improvements were completed during the fiscal year ended September 30, 2014, at which time the Company began recognizing depreciation on the assets.

Depreciation and amortization expense for the fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012 totaled approximately $5.6 million, $4.8 million, and $4.3 million, respectively.

Periodically, the Company negotiates agreements with landlords under which the landlord either i) pays contractors directly for improvements made to a facility occupied by the Company, or ii) reimburses the Company for payments made by the Company directly to contractors for the improvements.  Amounts included in leasehold improvements that are paid by landlords, either directly or via reimbursement, under the Company’s various lease agreements are also reflected as a liability on the Company’s consolidated balance sheet.  This liability is reduced through a deduction to rent expense, generally over the life of the applicable lease term.  The long-term portion of these amounts, totaling approximately $10.8 million and $11.5 million as of September 30, 2014 and September 30, 2013, respectively, is reflected in other long-term liabilities on the consolidated balance sheet.  The short-term portion of these amounts, totaling approximately $1.9 million and $1.7 million as of September 30, 2014 and September 30, 2013, respectively, is reflected in other accrued liabilities on the consolidated balance sheet.

In March 2012, in connection with an amendment to a facility lease, the Company received $3.3 million from the landlord, representing amounts to be used for tenant improvements.  The current balance is reflected as restricted cash on the Company’s consolidated balance sheet since the amount may only be used for tenant improvements at this facility.  The current amount is also reflected as an offsetting liability in other accrued liabilities on the Company’s consolidated balance sheet.  The restricted cash and liability balances decline as amounts are paid to applicable vendors in connection with various facility improvements.  During the fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012, the Company used approximately $0.7 million, $1.7 million, and $0.9 million, respectively, of the restricted cash to finance tenant improvements.  The remaining portion of the tenant improvement advance is expected to be utilized by September 30, 2015.

4.	Shareholders’ Equity

Common and Preferred Stock

On September 25, 2007, the Amended and Restated Certificate of Incorporation of Scitor Holdings, Inc. authorized 2.0 million shares of $0.01 par value voting common stock and 2.0 million shares of $0.01 par value nonvoting preferred stock.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

On October 1, 2012, outstanding shares were as follows:

Shares
Common stock	1,000,000.0
Senior cumulative preferred stock	173,267.5
Series A senior cumulative preferred stock	11,156.5
Series B senior cumulative preferred stock	15,502.0
Junior cumulative preferred stock	173,267.5
Series A junior cumulative preferred stock	11,156.5
Series B junior cumulative preferred stock	15,502.0

Each of the preferred stock series had a liquidation preference of $1,000 per share, plus undeclared and unpaid dividends, upon any voluntary or involuntary liquidation or dissolution of Scitor Holdings, Inc.  Holders of each of the preferred stock series were entitled to receive dividends at a rate of 10% per annum, when, as, and if declared by the board of directors of Scitor Holdings, Inc.  Dividends accrued and were cumulative from the issuance date, and were accrued such that quarterly dividend calculations included the principal preferred stock outstanding plus any dividends previously accrued but not paid as of that date.

On January 11, 2013, Scitor Holdings, Inc. completed an exchange of all outstanding $0.01 par value nonvoting cumulative preferred shares for shares of Scitor Holdings, Inc. $0.01 par value voting common stock.  The recapitalization (share-for-share exchange) was a non-taxable event under Section 368 of the Internal Revenue Code.  The fair value of the exchange was $462.2 million.  The carrying value of all outstanding preferred shares was $304.8 million, which represented the original contribution value of the preferred shares totaling $399.8 million less a $95.0 million cash dividend paid to preferred shareholders on February 15, 2011.  The $157.4 million difference between the fair value of the exchange and the carrying value of the preferred shares was recorded as a decrease to additional paid-in capital as a result of the Company being in an accumulated deficit position, which offset the $157.2 million increase in additional paid-in capital associated with the newly issued common stock, resulting in a net decrease in additional paid-in capital of $0.2 million.

On January 8, 2013, in order to complete the exchange, the board of directors of Scitor Holdings, Inc. authorized a modification to the Scitor Holdings, Inc. Certificate of Incorporation, which authorized the issuance of 25.0 million shares of $0.01 par value voting common stock and 2.0 million shares of $0.01 par value nonvoting cumulative preferred stock.  On January 11, 2013, 21,498,558.14 shares of $0.01 par value voting common stock were issued in exchange for all outstanding shares of $0.01 par value nonvoting cumulative preferred stock, resulting in a total of 22,498,558.14 shares of $0.01 par value voting common stock outstanding.

On January 14, 2013, Scitor Holdings, Inc. authorized the elimination of all previously outstanding $0.01 par value nonvoting cumulative preferred stock as previously defined by their respective Certificates of Designation.  Although Scitor Holdings, Inc. has 2.0 million shares of $0.01 par value nonvoting cumulative preferred stock authorized for issuance, a new Certificate of Designation would be required prior to the issuance of any future series of preferred stock.

Stock-Based Compensation

On August 2, 2013, a majority of the shareholders of Scitor Holdings, Inc. approved the board of directors’ adoption of the 2013 Stock Option Plan of Scitor Holdings, Inc. (“the Plan”).  The Plan provides for the granting of nonqualified stock options and/or incentive stock options to purchase 2,225,132 shares of Scitor Holdings, Inc. $0.01 par value voting common stock.

On August 2, 2013, 2,225,132 nonqualified stock options were granted to certain employees of the Company.  During the fiscal year ended September 30, 2014, 104,000 options were forfeited, and 26,000 unexercised options expired.  Therefore, as of September 30, 2014, there were 130,000 remaining shares available for issuance under future grants under the Plan.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

The contractual expiration of the options is ten years from the grant date, which is August 2, 2023.  The options are contingent upon the optionee’s continued employment with the Company, and have a graded-vesting schedule of 20% per vesting period over approximately 4.4 years, as shown below:

Vesting Date	Length of Vesting Period (in years)		Vesting Percentage
January 11, 2014	0.4	[1]	20%
January 11, 2015	1.0		20%
January 11, 2016	1.0		20%
January 11, 2017	1.0		20%
January 11, 2018	1.0		20%
Total	4.4		100%

1 162 days from the grant date to the first vesting date

The options also contain specific provisions related to cash and non-cash changes in ownership or control of the Company, which would result in an acceleration of the vesting of the options.  The options are subject to the terms and conditions of a separate management stockholders agreement that contains a repurchase feature that provides the right to repurchase shares obtained from option exercise upon an employee’s termination of employment with the Company.  A share repurchase is prohibited for six months following exercise of the option.  In the event of a dividend declared on the Company’s common stock, optionees are entitled to receive the equivalent value of the dividend as described in the Plan.  Option exercises outside of a change in ownership or control of the Company will be settled by the issuance of new shares of Scitor Holdings, Inc. $0.01 par value voting common stock.

The following table provides additional information related to the options under the Plan for the fiscal year ended September 30, 2014:

	Number of Options	Weighted-Average Exercise Price per Share	Weighted-Average Remaining Contractual Term
Outstanding at September 30, 2013	2,225,132	$27.00
Granted	—	—
Exercised	—	—
Forfeited	(104,000)	$23.58
Expired	(26,000)	$23.58
Outstanding at September 30, 2014	2,095,132	$27.21	8.8 years

Exercisable at September 30, 2014	419,026	$27.21	8.8 years

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

The Company records stock-based compensation expense for the options based on the estimated grant-date fair value of the options using the Black-Scholes option-pricing model.  The Black-Scholes model estimates the per-share fair value of an option on the option’s grant date using the following factors: the price of the underlying stock on the date of grant, the exercise price of the option, the expected term of the option, the risk-free interest rate over the option’s expected term, the expected dividend yield, and the expected stock price volatility.  The Black-Scholes fair value of the options is recognized over the requisite service period, net of a forfeiture rate assumption.  The following table presents the assumptions made for the options granted during the fiscal year ended September 30, 2013.  There were no options granted during the fiscal year ended September 30, 2014.

2013 Grants
Expected term [1]	7.17 years - 8.12 years
Risk-free interest rate [2]	2.25% - 2.51%
Expected dividend yield [3]	0.00%
Expected volatility [4]	30.60% - 31.08%
Forfeiture rate [5]	0.00%
Weighted-average grant date fair value per share	$5.37

1 The Company estimated expected terms in consideration of the contractual terms of the options and the expected exercise behavior of optionees.

2 The risk-free interest rate is based on U.S. Treasury Strip yields in effect at the time of grant with terms equal to the expected terms of the options.

3 The Company does not have a history of recurring dividends, nor does the Company anticipate any future recurring dividends.

4 The Company does not have sufficient historic volatility data since its stock is not publicly traded.  The expected volatility is based on the historical volatility of comparable public companies over terms equal to the expected terms of the options.

5 The forfeiture rate is estimated at the time of grant based on historical information.  The forfeiture rate will be revised, if necessary, in subsequent periods if actual forfeitures differ from the estimate.

The Company recognizes stock-based compensation expense using the straight-line method over the requisite service period, which is the grant date through the last vesting period of the grant.  Stock-based compensation expense is reflected in administrative and other operating expenses on the consolidated statement of comprehensive income.  During the fiscal years ended September 30, 2014 and September 30, 2013, the Company recognized $2.9 million and $1.1 million, respectively, in stock-based compensation expense and associated tax benefits of approximately $1.5 million and $0.4 million, respectively.

The total fair value of options vested during the fiscal year ended September 30, 2014 was $2.4 million.  As of September 30, 2014, the Company had $7.4 million of unrecognized stock-based compensation expense related to nonvested options, which will be recognized over the remaining vesting period of 3.3 years.

On October 1, 2014, 130,000 nonqualified stock options were granted to certain employees of the Company, with an estimated Black-Scholes grant-date fair value of $1.0 million.

5.	Long-term Debt and Line of Credit Agreement

On February 15, 2011, the Company entered into a credit agreement consisting of a term loan of $275.0 million and a revolving credit facility of $30.0 million, with a combined debt discount of $1.7 million.  The revolving loan commitment provides for the issuance of up to $10.0 million in letters of credit.

Certain third party (legal and underwriting) fees associated with the credit agreement, totaling $3.7 million, were capitalized and are being amortized over the respective lives of the term loan and revolving credit facility.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

The credit agreement expires on February 15, 2017, which is the term loan maturity date, and the revolving loan feature of the agreement expires on February 15, 2016.  The credit agreement contains operational, reporting, financial, and other restrictive covenants.  Such covenants include quarterly compliance with total leverage and interest coverage ratios.  Substantially all of the Company’s property is pledged as collateral under the senior credit agreement.  For the fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012, the Company was in compliance with the covenants.  The credit agreement also restricts the ability of the Company or any subsidiaries to pay dividends, issue additional debt, sell or purchase assets, merge or consolidate, or purchase common or preferred stock.

The term loan requires the Company to repay $2.8 million annually, in four equal quarterly payments.  From the inception date of the term loan and through September 30, 2014, the Company has made scheduled principal payments on the term loan, totaling $4.8 million.  During the fiscal year ended September 30, 2012, the Company made voluntary principal payments totaling $15.0 million.  Under the provisions of the credit agreement, the voluntary principal payments were applied to the loan balance to reduce scheduled payments in order of maturity.  Accordingly, the Company is not required to make another principal payment until the remaining loan balance becomes due at the term loan’s expiration in February 2017.

In fiscal year 2012, the Company wrote off a proportionate amount of the corresponding capitalized debt issuance costs and debt discount related to the $15.0 million of voluntary principal payments made during that fiscal year.  Approximately $0.2 million of debt issuance costs and $0.1 million of debt discount were written off to reflect the reduction in the principal balance of the debt.  The write-off is included in interest expense on the Company’s consolidated statement of comprehensive income.

The Company is required to make an annual payment equal to a percentage of excess cash flow, as defined in the credit agreement, with the percentage to be paid calculated under total leverage ratios as of the fiscal year end.  Any required excess cash flow payment is due no later than 105 days after the end of the Company’s fiscal year.  The Company is permitted to apply voluntary principal payments toward any required excess cash flow payment.  For the fiscal years ended September 30, 2014 and September 30, 2013, the Company was not required to make an excess cash flow payment, based on the Company’s total leverage ratio, as defined in the credit agreement.  For the fiscal year ended September 30, 2012, no additional excess cash flow payment was required since the previously mentioned voluntary principal payments exceeded the Company’s required excess cash flow payment for that fiscal year.

Under the credit agreement, the Company has the option of financing the term loan under floating London Interbank Offered Rate (“LIBOR”) based rates with a floor of 150 basis points, plus a credit spread of 350 basis points, or at a rate based on the higher of the bank prime rate or the Federal Funds Rate (plus 50 basis points) plus a premium of 250 basis points.

In accordance with the requirements of the credit agreement, the Company entered into a LIBOR based interest rate swap effective April 28, 2011 and assumed a fixed rate of interest on $150.0 million of its senior term debt, in exchange for the transfer to the counterparty of the floating rate of interest on this debt.  The hedging agreement is discussed in greater detail in Note 6.

As of September 30, 2014, the outstanding term loan bore interest based on one-month LIBOR rates, with a floor of 150 basis points, and was priced at a rate of 5.0% per annum, including the applicable credit spread.  Interest on the term loan, and on any amounts outstanding under the revolving credit agreement, is paid monthly.

During the fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012, the Company made no borrowings under the revolving credit facility.  As of September 30, 2014 and September 30, 2013, the Company had no outstanding letters of credit under the credit agreement, and the Company’s net borrowing capacity under the revolving loan commitment totaled $30.0 million.

As of September 30, 2014 and September 30, 2013, the net carrying amount of the term debt was $254.5 million and $254.2 million, respectively, net of the related unamortized debt discount of $0.7 million and $1.0 million, respectively.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

The future principal maturities on the term debt as of September 30, 2014, excluding amounts that may become due after the close of each fiscal year in connection with the excess cash flow provision, are as follows (in thousands):

Fiscal Years Ending September 30	Senior Debt
2015	$—
2016	—
2017	255,188
Total	$255,188
6.	Financial Instruments

Interest Rate Swap

On March 4, 2011, the Company entered into a LIBOR based interest rate swap effective April 28, 2011, in accordance with the requirements of the credit agreement discussed in Note 5.  Under the swap, the Company assumed a fixed rate of interest on $150.0 million of its senior term debt, in exchange for the transfer to the counterparty of the floating rate of interest on this debt.  The floating rates of interest were based on three-month LIBOR rates, with a floor of 150 basis points.  The Company paid interest quarterly, at a rate of 2.19% per annum for the fixed rate of interest assumed in the swap agreement.  Thus, the hedged portion of the outstanding term loan was priced at a rate per annum of 5.69%, which included a credit spread of 350 basis points.  In accordance with the interest rate swap agreement, the amount covered under the swap dropped to $135.0 million as of April 30, 2013, and remained at that level until the agreement expired on April 30, 2014.

The Company’s swap transaction was accounted for as a cash flow hedge.  The Company documented the relationship between the hedging instrument and the underlying debt, as well as the strategy associated with the hedge transaction.  The Company would discontinue hedge accounting prospectively if it determined that the swap transaction was no longer effective in offsetting changes in the fair value, or cash flows, of the underlying debt.  The Company performed a quarterly analysis of the effectiveness of the hedge transaction and a quarterly assessment of the credit quality of the counterparty.

The fair value of the interest rate swap was derived from a discounted cash flow analysis based on the terms of the swap contract and an interest rate curve, measured as Level 2 inputs.  This amount was reflected as a current liability in other accrued liabilities on the consolidated balance sheet and was offset in equity by the effective portion of the fair value in accumulated other comprehensive loss, net of tax.  Amounts are reclassified from accumulated other comprehensive loss into earnings when a portion of the hedge is deemed ineffective or if a gain or loss is realized on the hedged transaction.  During the fiscal year ended September 30, 2014, all amounts associated with the hedge were released from accumulated other comprehensive loss as a result of the hedge’s expiration.

As of September 30, 2013, the fair value of the interest rate swap liability was approximately $0.5 million related to the $135.0 million outstanding under the swap agreement on that date.

The change in fair value of the interest rate swap is shown as a non-cash item on the consolidated statement of cash flows.  Cash flows associated with the swap agreement are included in operating activities on the consolidated statement of cash flows.  The ineffective portion of the fair value of the hedge is reflected in interest expense on the consolidated statement of comprehensive income.

During each of the fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012, the fair value of the liability tied to the swap agreement decreased and resulted in income tax expense of approximately $0.2 million, $0.3 million, and $0.2 million, respectively, which was recorded in accumulated other comprehensive loss.

As a result of a valuation allowance against the Company’s deferred tax assets, which was released in fiscal year 2012, and the expiration of the interest rate swap during the current fiscal year, the Company reclassified $0.7 million from accumulated other comprehensive loss to income tax expense during the fiscal year ended September 30, 2014.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

The following tables present the fair value of the swap agreement reported on the consolidated balance sheets in the respective periods and the effect of the interest rate swap on the consolidated statements of comprehensive income (in thousands):

Balance Sheets

	Fair Value of Liability Recognized in Other Accrued Liabilities	Decrease in Fair Value of Liability in the Fiscal Year	Amount of Unrealized Loss Recognized in Accumulated OCI, Net of Tax (Effective Portion)
Balance at September 30, 2013 Cash flow hedge	$508	$(866)	$1,020

Balance at September 30, 2014 Cash flow hedge	$—	$(508)	$—

Statements of Comprehensive Income

	Amount of Realized Gain Recognized in Interest Expense (Ineffective Portion)	Amount of Current Year Income Tax Expense Recorded to Accumulated OCI as a Result of Decrease in Swap Liability	Amount of Income Tax Expense Reclassified from Accumulated OCI to Income Tax Expense as a Result of Expiration of Swap Agreement
Fiscal year ended September 30, 2012 Cash flow hedge	$121	$204	$—

Fiscal year ended September 30, 2013 Cash flow hedge	$42	$313	$—

Fiscal year ended September 30, 2014 Cash flow hedge	$4	$192	$708

Rabbi Trust Assets

As of September 30, 2013, the Company held rabbi trust assets associated with a deferred compensation plan.  The assets were offset by a corresponding liability representing amounts owed to participants.  The deferred compensation plan was terminated in fiscal year 2013 and the balances were paid out to participants in the first quarter of fiscal year 2014.  Accordingly, the asset balance was included in prepaid and other current assets on the consolidated balance sheet as of September 30, 2013.  Similarly, the liability balance was included in other accrued liabilities on the consolidated balance sheet as of September 30, 2013.

The fair value of the rabbi trust assets was based on the underlying investment assets held by the trust, which were measured as Level 2 inputs.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

Fair Value of Financial Instruments

Assets and liabilities measured at fair value on a recurring basis (the interest rate swap and rabbi trust assets) are discussed above.  During the fiscal year ended September 30, 2014, the interest rate swap expired and the rabbi trust assets were paid out to participants.  As of September 30, 2013, the fair values of these items were as follows (in thousands):

	Value at September 30, 2013	Quoted Prices in Active Market (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Rabbi trust assets	$7,478	$—	$7,478	$—
Interest rate swap liability	(508)	—	(508)	—
Total net assets	$6,970	$—	$6,970	$—

For cash equivalents, restricted cash, accounts receivable, other short- and long-term assets, accounts payable, and short- and long-term liabilities other than debt, the Company estimates that the carrying value for each item approximates its fair value.  The fair value of the Company’s senior debt as of September 30, 2014 and September 30, 2013 was $252.6 million and $242.4 million, respectively, based on prices for trades made among the market participants as of the respective dates.

7.	Commitments

Leases

The Company leases its facilities and computer equipment under operating lease agreements that generally require the Company to pay property taxes, insurance, and normal maintenance costs.

Certain agreements provide for renewal options ranging from one to five years and include increases in future lease payments based on the Consumer Price Index and defined escalation factors, and certain agreements provide for rent holidays.  The total amount of base rent payments is charged to expense on the straight-line method over the terms of the facility leases that contain defined escalation clauses.  The Company has recorded deferred rent expense to reflect the excess of rent expense over cash payments, as shown on the consolidated balance sheet.  Rent and rent-related expenses for the fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012 were approximately $18.9 million, $16.8 million, and $17.2 million, respectively.  Future minimum payments for the Company’s lease obligations as of September 30, 2014 are as follows (in thousands):

Fiscal Years Ending September 30	Operating Leases
2015	$21,690
2016	20,318
2017	16,789
2018	13,723
2019	13,058
Thereafter	31,095
Total future minimum payments	$116,673

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

8.	Income Taxes

Income tax expense (benefit) for the fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012 is shown in the following table (in thousands):

	2014	2013	2012
Current:
Federal	$—	$—	$—
State	5	(22)	31
	5	(22)	31

Deferred:
Federal	4,902	3,460	(52,882)
State	1,143	662	(10,421)
	6,045	4,122	(63,303)

Total income tax expense (benefit)	$6,050	$4,100	$(63,272)

A reconciliation of the effective rate to the federal statutory rate is shown in the following table (in thousands):

	2014	2013	2012
Income before income taxes	$11,786	$10,295	$10,874

Income tax expense at federal statutory rate	4,007	3,500	3,697
State tax expense, net of federal benefit	585	300	208
Nondeductible expenses	241	160	312
Tax expense related to expiration of swap agreement	708	—	—
Other	361	140	(4)
Change in valuation allowance	148	—	(67,485)
Total income tax expense (benefit)	$6,050	$4,100	$(63,272)

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

The Company’s deferred tax assets and liabilities as of September 30, 2014 and September 30, 2013 are shown in the following table (in thousands):

	2014	2013
Deferred tax assets:
Definite-lived intangible assets	$34,211	$36,333
Net operating losses	30,657	27,956
Fixed assets	3,756	3,252
Accrued vacation	2,870	2,423
Deferred rent	2,651	2,510
Stock-based compensation	1,460	412
Fair value of cash flow hedge	—	191
Other	697	3,282
Valuation allowance	(148)	—
Total assets	76,154	76,359

Deferred tax liabilities:
Goodwill	46,340	39,451
Indefinite-lived intangible asset	14,777	12,633
Prepaid expenses	860	838
Other	36	49
Total liabilities	62,013	52,971

Total net deferred tax asset	14,141	23,388
Less: current portion	1,997	4,224
Long-term portion	$12,144	$19,164

As of September 30, 2014 and September 30, 2013, the Company had net operating loss carryforwards for federal tax purposes of approximately $80.2 million and $72.9 million, respectively.  These amounts begin to expire in 2026.

ASC 740, Income Taxes, requires deferred tax assets to be reduced by a valuation allowance if, based on the weight of available positive and negative evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  In accordance with the requirement, the Company regularly reviews the recoverability of its deferred tax assets and establishes a valuation allowance if appropriate.  In determining the amount of any required valuation allowance, the Company considers the history of profitability, projections of future profitability, the reversal of future taxable temporary differences, the overall amount of the deferred tax assets, and the timeframe necessary to utilize the deferred tax assets prior to their expiration.

During the fiscal year ended September 30, 2012, the Company achieved a three-year cumulative pre-tax income position, which was considered strong positive evidence to support the realization of the Company’s deferred tax assets.  Therefore, the Company reversed its valuation allowance in fiscal year 2012, which resulted in an income tax benefit of $63.3 million.

As of September 30, 2014, the Company had a valuation allowance of $0.1 million against its deferred tax assets. The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the Company’s ability to realize certain deferred tax assets, resulting in the required valuation allowance.  Based on the Company’s current projections, certain charitable contribution carryforwards are forecasted to expire unused, resulting in the previously mentioned valuation allowance.

As previously discussed in Note 6, during each of the fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012, the fair value of the liability tied to the swap agreement decreased and resulted in income tax expense of approximately $0.2 million, $0.3 million, and $0.2 million, respectively, which was recorded in accumulated other comprehensive loss.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

As a result of a valuation allowance against the Company’s deferred tax assets, which was released in fiscal year 2012, and the expiration of the interest rate swap during the current fiscal year, the Company reclassified $0.7 million from accumulated other comprehensive loss to income tax expense during the fiscal year ended September 30, 2014.

The Company assesses its tax position using the provisions of ASC 740 with respect to uncertain tax positions.  In accordance with ASC 740, an uncertain tax position is assessed based on a more-likely-than-not threshold of being sustained.  Should the tax position meet the more-likely-than-not threshold, the Company is permitted to recognize the full benefit of the tax position.  A loss contingency will be recognized when the threshold is not met.  As of September 30, 2014 and September 30, 2013, the Company had no liabilities related to uncertain tax positions.

As of September 30, 2014, the earliest tax year still subject to federal and most state examinations is fiscal year 2011.

9.	Employee Retirement Plans

Scitor Corp (stand-alone)

Employees with full-time or part-time status are eligible to participate in the Scitor Corporation Salary Savings and Profit Sharing Plan (“the 401(k) Plan”) upon the first day of employment.  The 401(k) Plan provides for voluntary salary deferrals by eligible participants in accordance with Section 401(k) of the Internal Revenue Code.  Contributions to the 401(k) Plan are recorded as expense as the amounts are earned by employees.

Effective February 1, 2009, Scitor Corp (stand-alone) began accruing retirement-related expenses for eligible employees under the Scitor Corporation Equity Participation Plan (“the EPP”).  The EPP is a profit sharing plan that meets the requirements of Section 401(a) of the Internal Revenue Code, with the Scitor Corporation Equity Participation Trust (“the Trust”) formed under the agreement being exempt from taxation under Section 501(a) of the code.  Participation eligibility in the EPP is the same as the participation eligibility in the 401(k) Plan, except that employees hired as part of an acquisition are not eligible.

Under the EPP, contributions to the Trust may be made in the form of stock or cash.  When contributions are made in the form of stock, the issuance of the stock to the Trust does not occur until the first quarter following the close of the fiscal year.  The preferred stock issued to the Trust under the EPP in fiscal years 2010 and 2011 had the same dividend rights and liquidation preference as the preferred stock issued in 2007.

As discussed in Note 4, on January 11, 2013, Scitor Holdings, Inc. completed an exchange of all outstanding $0.01 par value nonvoting cumulative preferred shares for shares of Scitor Holdings, Inc. $0.01 par value voting common stock.  In exchange for the preferred shares held by the Trust under the EPP, Scitor Holdings, Inc. issued 2,605,136.67 shares of $0.01 par value voting common stock to the Trust.

During the fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012, Scitor Corp (stand-alone) made retirement contributions on behalf of employees in the form of cash to both the 401(k) Plan and the Trust.  Total retirement expense for the fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012 amounted to $18.6 million, $17.8 million, and $18.1 million, respectively.

As of September 30, 2014 and September 30, 2013, Scitor Corp (stand-alone) had accrued $5.7 million and $6.6 million, respectively, under employee retirement benefit obligations on the consolidated balance sheet.

KTSi

KTSi employees with full-time status are eligible to participate in the Kinsey Technical Services, Inc. 401(k) Plan (“the KTSi 401(k) Plan”) upon the first day of employment.  Part-time, temporary, and seasonal employees are eligible to participate after completing one year of service.  The KTSi 401(k) Plan provides for voluntary salary deferrals by eligible participants in accordance with Section 401(k) of the Internal Revenue Code.  Contributions to the KTSi 401(k) Plan are recorded as expense as the amounts are earned by employees.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

During the fiscal year ended September 30, 2014, KTSi made retirement contributions on behalf of employees in the form of cash to the KTSi 401(k) Plan.  Total retirement expense for the fiscal year ended September 30, 2014 amounted to $0.7 million.

As of September 30, 2014, KTSi had accrued $0.5 million under employee retirement benefit obligations on the consolidated balance sheet.

10.	Acquisitions

KTSi

On December 13, 2013, the Company paid $19.7 million to acquire 100% of the outstanding stock of KTSi, which became a wholly-owned subsidiary of the Company.  KTSi provides technical solutions and engineering support to customers in the Department of Defense, intelligence community, and other U.S. government agencies.  As a result of the acquisition, the Company increased its strategic presence within the high-end engineering and scientific fields and gained a highly-technical employee base.

The acquisition was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations.  The acquisition accounting has been reflected on KTSi’s financial statements.  The purchase price was allocated to the assets acquired and liabilities assumed based on their fair values as of December 13, 2013, with the excess allocated to goodwill.  Included in the value allocated to goodwill is the underlying value attributed to the specialized workforce acquired in the transaction.  The Company identified customer relationships as a definite-lived intangible asset acquired in the transaction.  Customer relationships consist of acquired contracts that have a history of renewal, and the intangible asset was valued based on the estimated future cash flows from the contracts’ future expected renewals.  A 9.8 year useful life was estimated based on an analysis of the length of the contracts and the future expected renewals.

The following table summarizes the allocation of the purchase price to the fair value of assets acquired and liabilities assumed in the acquisition (in thousands):

Cash	$538
Accounts receivable	3,206
Income tax refund receivable	1,114
Deferred income taxes, current	77
Equipment and leasehold improvements, net	156
Goodwill	12,043
Customer relationships	10,000
Other assets	78
Total assets acquired	27,212

Accounts payable	1,736
Income tax refund payable	1,114
Deferred income taxes, noncurrent	3,796
Other liabilities	858
Total liabilities assumed	7,504

Total net purchase price	$19,708

The assigned goodwill and customer relationships are not deductible for tax purposes.

Asset Purchase

On September 20, 2013, the Company signed an agreement under which it would acquire a line of business from a company in a similar line of business.  The transaction closed on November 21, 2013 with a purchase price of $39.1

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

million.  As part of the agreement, the Company hired 113 employees supporting 16 contracts.  As a result of the acquisition, the Company increased its strategic presence within its customer base and gained a highly-technical employee base.

The acquisition was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations.  The purchase price was allocated to the assets acquired and liabilities assumed based on their fair values as of November 21, 2013, with the excess allocated to goodwill.  Included in the value allocated to goodwill is the underlying value attributed to the specialized workforce acquired in the transaction.  The Company identified customer relationships as a definite-lived intangible asset acquired in the transaction.  Customer relationships consist of acquired contracts that have a history of renewal, and the intangible asset was valued based on the estimated future cash flows from the contracts’ future expected renewals.  A 14.6 year useful life was estimated based on an analysis of the length of the contracts and the future expected renewals.

The following table summarizes the allocation of the purchase price to the fair value of assets acquired and liabilities assumed in the acquisition (in thousands):

Accounts receivable	$7,208
Goodwill	16,489
Customer relationships	16,100
Total assets acquired	39,797

Accrued vacation	711
Total liabilities assumed	711

Total net purchase price	$39,086

The assigned goodwill and customer relationships, totaling $32.6 million, will be amortized over 15 years for tax purposes.

11.	Goodwill and Intangible Assets

Goodwill represents the excess purchase price over the fair value of assets acquired and liabilities assumed in a business combination.  The goodwill carrying value as of September 30, 2014 and September 30, 2013 was approximately $285.3 million and $256.8 million, respectively.  The increase in goodwill is due to the two acquisitions completed during the fiscal year ended September 30, 2014, as previously discussed in Note 10.

The Company’s goodwill and indefinite-lived intangible asset (the Company’s trademark) are tested annually for impairment.  Goodwill is tested on the basis of two reporting units, as indicated in the following table (in thousands):

	Reporting Unit #1: Scitor Corp (stand-alone)	Reporting Unit #2: KTSi	Total
Goodwill balance at September 30, 2013	$256,798	$—	$256,798
Acquisitions:
Asset purchase	16,489	—	16,489
KTSi	—	12,043	12,043
Goodwill balance at September 30, 2014	$273,287	$12,043	$285,330

Any indicated impairment would require the recognition of an impairment loss.  For the fiscal years ended September 30, 2014 and September 30, 2013, and since the initial recognition of goodwill and the indefinite-lived intangible asset, tests for impairment have been conducted, resulting in concluded fair values in excess of the assets’ carrying values.  Thus, no impairment has been indicated.

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

The definite-lived intangible assets are assigned economic useful lives, if applicable, and such asset balances are amortized over the assigned useful lives.  The amounts assigned to the intangible asset categories, as valued under an initial valuation, net of applicable amortization, are shown in the following tables (in thousands):

	Balance at September 30, 2012	Fiscal Year 2013 Additions	Fiscal Year 2013 Amortization	Balance at September 30, 2013	Useful Life (Years)
U.S. government contracts	$45,956	$—	$13,195	$32,761	6 - 11
Trademark	82,000	—	—	82,000	N/A
Commercial contracts and relationships	1,786	—	1,786	—	6
Customer relationships	10,924	—	5,021	5,903	7 - 11
Total	$140,666	$—	$20,002	$120,664

	Balance at September 30, 2013	Fiscal Year 2014 Additions	Fiscal Year 2014 Amortization	Balance at September 30, 2014	Useful Life (Years)

U.S. government contracts	$32,761	$—	$13,138	$19,623	6 - 11
Trademark	82,000	—	—	82,000	N/A
Customer relationships	5,903	26,100	6,721	25,282	7 - 15
Total	$120,664	$26,100	$19,859	$126,905

The gross balance of the intangible asset categories, and accumulated amortization as of September 30, 2014, are shown in the table below (in thousands):

	Gross Carrying Amount	Accumulated Amortization
U.S. government contracts	$139,418	$119,795
Trademark	82,000	—
Commercial contracts and relationships	10,864	10,864
Customer relationships	61,720	36,438
Non-compete agreements	39,500	39,500
Total	$333,502	$206,597

Amortization expense is included in administrative and other operating expenses on the consolidated statement of comprehensive income.  Amortization of the above-described intangible assets will conclude in fiscal year 2028.  The table below reflects the Company’s estimate of future amortization of these intangible assets (in thousands):

Fiscal Years Ending September 30	Total
2015	$11,262
2016	9,760
2017	4,359
2018	3,540
2019	2,243
Thereafter	13,741
Total	$44,905
12.	ASBCA Appeal

In the notes to the consolidated financial statements for the fiscal year ended September 30, 2012, reference was made to an appeal made by the Company before the Armed Services Board of Contract Appeals (“ASBCA”).  The Company had filed an appeal with the ASBCA regarding the recoverability of certain costs, as questioned by the

SCITOR HOLDINGS, INC. and SUBSIDIARY

Notes to Consolidated Financial Statements

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

Administrative Contracting Officer (“ACO”) during fiscal year 2012, and as encompassed in approved fiscal year 2012 provisional billing rates that were lower than provisional rates filed by the Company.

On August 19, 2013, the two parties signed a settlement agreement, which concluded that the questioned costs for certain open fiscal years would be treated as “reasonable and allowable in their entirety.”

13.	Subsequent Events

The Company evaluated all subsequent events through December 12, 2014, the date the consolidated financial statements were issued, to determine whether circumstances warranted recognition and disclosure of those events or transactions in the financial statements as of September 30, 2014.  No material recognized or unrecognized subsequent events were identified, with the exception of the October 1, 2014, stock option grant discussed in Note 4.

Consolidating Supplemental Schedules

SCITOR HOLDINGS, INC. and sCITOR CORPORATION and Subsidiaries

Independent Auditor’s Report on Accompanying Consolidating Information

September 30, 2014, September 30, 2013, and September 30, 2012

Independent Auditor’s Report

on Accompanying Consolidating Information

To the Board of Directors of Scitor Holdings, Inc.

We have audited the consolidated financial statements of Scitor Holdings, Inc. and its subsidiary as of September 30, 2014 and 2013 and for the three years in the period ended September 30, 2014 and our report thereon appears on page 1 of this document. That audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The condensed consolidating information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The condensed consolidating information has been subjected to the auditing procedures applied in the audit of the financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the financial statements or to the financial statements themselves and other additional procedures, in accordance with auditing standards generally accepted in the United States of America. In our opinion, the condensed consolidating information is fairly stated, in all material respects, in relation to the consolidated financial statements taken as a whole. The condensed consolidating information is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position and results of operations of the individual companies and is not a required part of the consolidated financial statements. Accordingly, we do not express an opinion on the financial position and results of operations of the individual companies.

December 12, 2014

SCITOR HOLDINGS, INC. and SCITOR CORPORATION and Subsidiaries

Condensed Consolidating Balance Sheet

As of September 30, 2014

(In thousands)

	Scitor Holdings, Inc.	Scitor Corp (stand-alone)	KTSi, Inc.	S-TEK, LLC	Eliminations	Consolidated
	As of September 30, 2014
Assets
Current assets:
Cash and cash equivalents	$—	$68,489	$2,549	$—	$—	$71,038
Restricted cash	—	53	—	—	—	53
Accounts receivable	—	73,474	4,694	—	(1,344)	76,824
Deferred income taxes, current portion	—	1,930	67	—	—	1,997
Prepaid and other current assets	—	2,308	79	—	—	2,387
Total current assets	—	146,254	7,389	—	(1,344)	152,299
Equipment and leasehold improvements, net	—	22,127	121	—	—	22,248
Unamortized debt issuance cost	—	1,715	—	—	—	1,715
Goodwill	—	273,287	12,043	—	—	285,330
Intangible assets, net	—	117,721	9,184	—	—	126,905
Deferred income taxes	—	16,317	(4,173)	—	—	12,144
Other long-term assets	—	1,126	14	—	—	1,140
Investment in subsidiary, at cost	304,862	19,708	—	—	(324,570)	—
Total assets	$304,862	$598,255	$24,578	$—	$(325,914)	$601,781
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$—	$3,349	$1,252	$—	$(577)	$4,024
Accrued salaries and related liabilities	—	18,011	762	—	—	18,773
Accrued liabilities to subcontractors	—	27,303	1,505	—	(767)	28,041
Accrued interest	—	35	—	—	—	35
Employee retirement benefit obligations	—	5,708	504	—	—	6,212
Other accrued liabilities	—	2,345	—	—	—	2,345
Total current liabilities	—	56,751	4,023	—	(1,344)	59,430
Senior debt	—	254,479	—	—	—	254,479
Deferred rent expense	—	6,936	11	—	—	6,947
Other long-term liabilities	—	10,768	—	—	—	10,768
Total liabilities	—	328,934	4,034	—	(1,344)	331,624
Total shareholders’ equity	304,862	269,321	20,544	—	(324,570)	270,157
Total liabilities and shareholders’ equity	$304,862	$598,255	$24,578	$—	$(325,914)	$601,781

SCITOR HOLDINGS, INC. and SCITOR CORPORATION and Subsidiaries

Condensed Consolidating Balance Sheet

As of September 30, 2013

(In thousands)

	Scitor Holdings, Inc.	Scitor Corp (stand-alone)	S-TEK, LLC	Eliminations	Consolidated
	As of September 30, 2013
Assets
Current assets:
Cash and cash equivalents	$—	$82,720	$339	$—	$83,059
Restricted cash	—	725	—	—	725
Accounts receivable	—	82,502	38	(314)	82,226
Deferred income taxes, current portion	—	4,224	—	—	4,224
Prepaid and other current assets	—	9,705	1	—	9,706
Total current assets	—	179,876	378	(314)	179,940
Equipment and leasehold improvements, net	—	23,361	—	—	23,361
Unamortized debt issuance cost	—	2,499	—	—	2,499
Goodwill	—	256,798	—	—	256,798
Intangible assets, net	—	120,664	—	—	120,664
Deferred income taxes	—	19,164	—	—	19,164
Other long-term assets	—	1,160	—	—	1,160
Investment in subsidiary, at cost	304,862	—	—	(304,862)	—
Total assets	$304,862	$603,522	$378	$(305,176)	$603,586
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$—	$2,280	$276	$(276)	$2,280
Accrued salaries and related liabilities	—	20,081	18	—	20,099
Accrued liabilities to subcontractors	—	29,558	—	(38)	29,520
Accrued interest	—	1,338	—	—	1,338
Employee retirement benefit obligations	—	6,581	1	—	6,582
Other accrued liabilities	—	10,975	—	—	10,975
Total current liabilities	—	70,813	295	(314)	70,794

Senior debt	—	254,155	—	—	254,155
Deferred rent expense	—	6,607	—	—	6,607
Other long-term liabilities	—	11,522	—	—	11,522
Total liabilities	—	343,097	295	(314)	343,078
Total shareholders’ equity	304,862	260,425	83	(304,862)	260,508
Total liabilities and shareholders’ equity	$304,862	$603,522	$378	$(305,176)	$603,586

SCITOR HOLDINGS, INC. and SCITOR CORPORATION and Subsidiaries

Condensed Consolidating Statement of Income

Fiscal year ended September 30, 2014

(In thousands)

	Scitor Holdings, Inc.	Scitor Corp (stand-alone)	KTSi, Inc.	S-TEK, LLC	Eliminations	Consolidated
	Fiscal year ended September 30, 2014
Revenues	$—	$581,158	$21,410	$260	$(3,925)	$598,903

Costs and expenses:
Direct wages and other direct costs	—	226,301	7,073	179	—	233,553
Subcontractor costs	—	211,079	9,873	—	(3,841)	217,111
Administrative and other operating expenses	—	118,900	3,233	47	(84)	122,096
Total costs and expenses	—	556,280	20,179	226	(3,925)	572,760

Operating income	—	24,878	1,231	34	—	26,143

Total other expense	—	14,346	4	7	—	14,357

Income before income taxes	—	10,532	1,227	27	—	11,786

Income tax expense	—	5,659	391	—	—	6,050

Net income	$—	$4,873	$836	$27	$—	$5,736

SCITOR HOLDINGS, INC. and SCITOR CORPORATION and Subsidiaries

Condensed Consolidating Statement of Income

Fiscal year ended September 30, 2013

(In thousands)

	Scitor Holdings, Inc.	Scitor Corp (stand-alone)	S-TEK, LLC	Eliminations	Consolidated
	Fiscal year ended September 30, 2013
Revenues	$—	$530,936	$689	$(726)	$530,899

Costs and expenses:
Direct wages and other direct costs	—	206,061	472	—	206,533
Subcontractor costs	—	183,861	—	(689)	183,172
Administrative and other operating expenses	—	116,485	93	(37)	116,541
Total costs and expenses	—	506,407	565	(726)	506,246

Operating income	—	24,529	124	—	24,653

Total other expense	—	(14,350)	(8)	—	(14,358)

Income before income taxes	—	10,179	116	—	10,295

Income tax expense	—	4,100	—	—	4,100

Net income	$—	$6,079	$116	$—	$6,195

SCITOR HOLDINGS, INC. and SCITOR CORPORATION and Subsidiaries

Condensed Consolidating Statement of Income

Fiscal year ended September 30, 2012

(In thousands)

	Scitor Holdings, Inc.	Scitor Corp (stand-alone)	S-TEK, LLC	Eliminations	Consolidated
	Fiscal year ended September 30, 2012
Revenues	$—	$540,630	$120	$(154)	$540,596

Costs and expenses:
Direct wages and other direct costs	—	217,935	78	—	218,013
Subcontractor costs	—	179,301	—	(120)	179,181
Administrative and other operating expenses	—	117,423	67	(34)	117,456
Total costs and expenses	—	514,659	145	(154)	514,650

Operating income (loss)	—	25,971	(25)	—	25,946

Total other expense	—	(15,064)	(8)	—	(15,072)

Income (loss) before income taxes	—	10,907	(33)	—	10,874

Income tax benefit	—	(63,272)	—	—	(63,272)

Net income (loss)	$—	$74,179	$(33)	$—	$74,146

SCITOR HOLDINGS, INC. and SCITOR CORPORATION and Subsidiaries

Notes to Condensed Consolidating Schedules

Fiscal years ended September 30, 2014, September 30, 2013, and September 30, 2012

1.	Basis of Presentation

The condensed consolidating balance sheets and statements of income are for Scitor Holdings, Inc. and Scitor Corporation and its subsidiaries.  As described in Note 1 of the accompanying consolidated financial statements of Scitor Holdings, Inc. and Subsidiary, Scitor Holdings, Inc. is the parent company of Scitor Corporation and its subsidiaries and has no operations except for the 100% ownership of Scitor Corporation and its subsidiaries.

2.	Condensed Information

The condensed consolidating balance sheets reflect total shareholders’ equity as a single line item, and the condensed consolidating statements of income reflect total other expense as a single line item.

3.	Consolidation Information

Separate accounting records are maintained for each entity listed in the condensed consolidating balance sheets and statements of income.  All intercompany balances and transactions are eliminated.